Exhibit 10.3
STEELCASE INC.
DEFERRED COMPENSATION PLAN
Restated Effective January 1, 2009

-i-

STEELCASE INC.
DEFERRED COMPENSATION PLAN

Article 1
Establishment and Purpose
          1.1 History of the Plan
          Steelcase Inc. (the “Company”) established the Steelcase Inc. Deferred Compensation Plan (the “Plan”) effective as of September 1, 1999. The Plan has periodically been amended.
          1.2 This Document
          By this document, the Company is amending and restating the Plan as of January 1, 2009.
          1.3 Purpose
          The Company desires to retain the services of a select group of executives who contribute to the profitability and success of the Company. The Company maintains the Plan to provide the executives who participate in the Plan with the opportunity to defer a portion of their Compensation.
          1.4 Status of Plan Under ERISA
          The Plan is intended to be “unfunded” and maintained “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” for purposes of ERISA. Accordingly, the Plan is not intended to be covered by Parts 2 through 4 of Subtitle B of Title I of ERISA. The existence of any Trust Fund is not intended to change this characterization of the Plan.
          1.5 Compliance with Section 409A
          To the extent the Plan provides deferred compensation under Section 409A of the Code, the Plan is intended to comply with Section 409A. The Plan is intended to be interpreted consistent with the requirements of Section 409A of the Code.
Article 2
Definitions
          The following words and phrases, wherever capitalized, shall have the following meanings, unless the context requires otherwise:

          2.1 Administrative Committee
          “Administrative Committee” means the Chief Executive Officer, the Chief Financial Officer, the Chief Administrative Officer and the Assistant Secretary of the Company and/or any other individuals designated by the Compensation Committee of the Company’s Board of Directors to administer this Plan and any other plan designated by the Compensation Committee.
          2.2 Base Salary
          “Base Salary” means a Participant’s regular salary (unreduced by any deferrals made on a pre-tax basis to any plan under Code Sections 401(k) or 125), exclusive of any Bonus, deferred compensation payments, fringe benefits, and other special items, such as stock options.
          2.3 Beneficiary
          “Beneficiary” means the individual, trust, or other entity designated by the Participant to receive any amounts payable with respect to the Participant under the Plan after the Participant’s death. A Participant may designate or change a Beneficiary by filing a signed designation with the Administrative Committee on a form approved by the Administrative Committee. A Participant’s will is not effective for this purpose. If the Participant has not designated a Beneficiary or none so designated survive, the Beneficiary will be the Participant’s surviving Spouse, if any; otherwise the Participant’s children, including those by adoption, dividing the distribution equally among the Participant’s children, with the living issue of any deceased child taking their parent’s share by right of representation; if none, the Participant’s parents, in equal shares; if none, the Participant’s living brothers and sisters in equal shares; if none the Participant’s estate, if under active administration, and if not, the Participant’s heirs under the laws of Intestacy of the State of Michigan. Notwithstanding the above, if the Participant designates his or her Spouse as a Beneficiary, and the Participant later divorces that Spouse, the Participant’s designation of his or her spouse as Beneficiary shall be null and void, and the portion of the Participant’s benefits that would, but for this provision, be payable to the Participant’s Spouse will be payable instead as designated in the Participant’s designation of Beneficiary as if the Spouse had predeceased the Participant.
          2.4 Bonus
          “Bonus” means, with respect to any Plan Year, the annual bonus paid to the Participant for the Company’s related fiscal year under the Steelcase Inc.’s Management Incentive Plan, excluding the long-term incentive portion of such bonus, and any additional amount which is designated by the Administrative Committee as a bonus available for deferral for that Plan Year for purposes of this Plan.
          2.5 Code
          “Code” means the Internal Revenue Code of 1986, as amended.

          2.6 Company
          “Company” means Steelcase Inc.
          2.7 Competition
          “Competition” means directly or indirectly engaging in competition with the Company or any subdivision, subsidiary or affiliate of the Company at any time during employment with the Company or during the three (3) year period following termination of employment with the Company, without prior approval of the Administrative Committee. A Plan Participant engages in competition if that person participates directly or indirectly in the manufacture, design or distribution of any products of the same type as those of the Company, including, but not limited to, office furniture, office systems or architectural products, or the providing of any related services, for or on behalf of any person or entity other than the Company and its authorized dealers, at any location within or without the United States of America. It is intended that this definition shall be enforced to the fullest extent permitted by law. If any part of this definition shall be construed to be invalid or unenforceable, in whole or in part, then such definition shall be construed in a manner so as to permit its enforceability to the fullest extent permitted by law.
          2.8 Deferral Account
          “Deferral Account” means the bookkeeping account established by the Administrative Committee with respect to the Participant pursuant to Article 5 for the purpose of recording the amount of the Participant’s Base Salary and Bonus being deferred pursuant to this Plan and the amount of any earnings, profits, gains or losses credited/debited thereto pursuant to Article 5.
          2.9 Deferral Date
          “Deferral Date” means the date on which the deferred portion of the Base Salary and/or Bonus would have been paid to the Participant had the Participant not made an election to defer under Section 4.1.
          2.10 Deferral Period
          “Deferral Period” means the interval between the Deferral Date and the first Payment Date.
          2.11 Deferral Year
          “Deferral Year” means a Plan Year during which Base Salary or Bonus is earned by a Participant and is deferred pursuant to Article 4.
          2.12 Determination Period
          “Determination Period” means the Calendar Year preceding the Calendar Year during which an Employee has a Separation from Service.

          2.13 Disabled or Disability
          “Disabled” or “Disability” means the Participant meets one of the following requirements:
          (a) The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable mental or physical impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months; or
          (b) The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under a Company-sponsored disability plan.
          The existence of a Disability shall be established by the certification of a physician or physicians selected by the Plan Administrator, unless the Plan Administrator determines that an examination is unnecessary. Alternatively, a Participant shall be considered to have a Disability if the Participant is determined to be disabled by the Social Security Administration.
          2.14 Election Period
          “Election Period” means the once-per-year period designated by the Administrative Committee before each Deferral Year during which elections under Article 4 and Article 6 must be made with respect to that Deferral Year. The Election Period shall end no later than December 31 of the calendar year preceding the first day of the Deferral Year.
          2.15 Employee
          “Employee” means any individual who is on the payroll of the Company or a Related Employer and is considered to be a common-law employee of the Company or a Related Employer. An individual who is treated by the Company or a Related Employer as an independent contractor for tax purposes is not an Employee.
          2.16 ERISA
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          2.17 Gross Misconduct
          “Gross Misconduct” means any conduct determined to be “gross misconduct” by the Administrative Committee.

          2.18 Key Employee
          “Key Employee” means any Employee who at any time during the Determination Period was:
          (a) An officer of the Company or a Related Employer whose annual Compensation from the Company and all Related Employers is more than $145,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2007);
          (b) A person having more than a 5% ownership interest in the Company or a Related Employer; or
          (c) A person having more than a 1% ownership interest in the Company or a Related Employer and whose annual Compensation from the Company and all Related Employers is more than $150,000.
          The determination of who is a Key Employee shall be made in accordance with Sections 409A and 416(i)(1) of the Code and the applicable regulations and guidance.
          2.19 Participant
          “Participant” means an Employee who:
          (a) Participates in the Steelcase Inc. Management Incentive Plan and has a minimum Base Salary in an amount determined by the Administrative Committee; or
          (b) Is designated by the Administrative Committee as eligible to participate in the Plan for a particular period; and
          (c) Consents in writing to the Company’s purchase and ownership of insurance on his or her life.
A list of the Participants for each Deferral Year shall be maintained by the Administrative Committee and is hereby incorporated by reference.
          2.20 Payment Date
          “Payment Date” means the date payments of a Deferral Account commence pursuant to Section 6.1 and each annual anniversary of that date.
          2.21 Plan
          “Plan” means the Steelcase Inc. Deferred Compensation Plan.

          2.22 Plan Year
          “Plan Year” means the fiscal year of the Company, as in effect from time to time, or such other 12-month period as the Compensation Committee of the Board of Directors of the Company shall establish.
          2.23 Related Employer
          “Related Employer” means:
          (a) Any member of a controlled group of corporations in which the Company is a member, as defined in Section 414(b) of the Code;
          (b) Any other trade or business under common control of or with the Company, as defined in Section 414(c) of the Code;
          (c) Any member of an affiliated service group with the Company, as defined in Section 414(m) of the Code; and
          (d) Any other entity required to be aggregated with the Company pursuant to regulations issued under Section 414(o) of the Code.
          2.24 Separation from Service
          “Separation from Service” means a “separation from service” under Section 409A of the Code. Generally, this occurs if the Employee is reasonably anticipated to have a substantial permanent reduction in the bona fide level of services provided to the Company and all Related Employers (whether provided as an employee or an independent contractor). The reduction shall be “substantial” only if the reduced bona fide level of services is less than 20% of the average bona fide level of services provided by the Employee to the Company and all Related Employers during the immediately preceding 36 months (or the Participant’s entire period of service, if less than 36 months).
          2.25 Spouse
          “Spouse” means the husband or wife to whom a Participant is married on the date benefit payments are scheduled to begin to the Participant. The legal existence of the spousal relationship shall be governed by the law of Michigan.
Article 3
Eligibility
          Prior to the Election Period before each Deferral Year, the Administrative Committee shall identify the Participants who shall be eligible to make an election to defer their Base Salary and/or Bonus for the following Deferral Year.

Article 4
Deferral of Base Salary or Bonus
          4.1 Deferral Elections
          During the Election Period for the first Deferral Year in which a Participant is eligible to participate in the Plan, the Participant may elect a specified dollar amount of his or her Base Salary and/or a specified percentage (in whole percentages only) of his or her Bonus to be earned in the following Deferral Year which shall not be paid in cash, but shall instead be deferred and distributed to the Participant (or in the event of the Participant’s death, to his or her Beneficiary) in accordance with the provisions of Article 6. The minimum annual deferral amount is $2,500. The maximum annual deferral amount is 25% of the Participant’s Base Salary and 50% of the Participant’s Bonus. The Administrative Committee may further limit or increase, at any time prior to the expiration of an Election Period, the maximum amount of Base Salary or Bonus that can be deferred by any Participant annually in the following Deferral Years. Any election to defer shall not be effective unless the Participant also completes any forms as may be required by the Administrative Committee, including, but not limited to, the selection of investment media in which his or her Deferral Account shall be deemed invested pursuant to Section 5.3 and any life insurance forms.
          Any deferral election made by a Participant for a Deferral Year shall continue in effect for all subsequent Deferral Years unless the Participant completes a new election form and delivers it to the Administrative Committee during a subsequent Election Period.
          4.2 Changes and Revocations in Elections
          Elections may not be changed on or after the last day of the Election Period for the Deferral Year for which they are in effect. Notwithstanding the preceding sentence, if a Participant receives a hardship withdrawal under the Steelcase Inc. Retirement Plan, the Participant’s deferral election under the Plan shall be cancelled and no additional amount of the Participant’s Base Salary or Bonus shall be deferred until the later of the six-month anniversary of the date the hardship distribution was made and the first day of the Plan Year beginning after the hardship distribution was made.
Article 5
Deferral Account
          5.1 Deferral Accounts
          The Administrative Committee shall establish a Deferral Account for each Participant. The portion of each Participant’s Base Salary and Bonus deferred pursuant to Article 4 shall be credited to his or her Deferral Account as of the applicable Deferral Date. The Administrative Committee may establish subaccounts within each Deferral Account for each Deferral Year, as may be necessary to properly record each Participant’s deferral. The Administrative Committee shall maintain records for each Deferral Account and any subaccounts until the balance of the Deferral Account has been paid in full pursuant to Article 6. The Administrative Committee may engage the services of any third parties it deems appropriate to provide assistance with record keeping.
          5.2 Debits/Credits to Deferral Accounts
          As of the dates as may be designated by the Administrative Committee subsequent to the establishment of the Participant’s Deferral Account, until the first day of the Plan Year following the Participant’s Separation from Service, death, or Disability, the Administrative Committee shall credit/debit the Deferral Account with earnings, profits, gains or losses that would have been credited/debited if assets equal to the balance of the Deferral Account had been invested in certain designated mutual funds or other investment media. Thereafter, the Administrative Committee shall credit the Deferral Account with a rate of interest to be determined by the Administrative Committee until the entire Deferral Account is distributed. In the event the Participant is terminated from employment on account of Gross Misconduct or subsequent to his or her termination of employment engages in Competition with the Company, the Participant’s Deferral Account to be paid pursuant to Article 6 shall be reduced by any credits previously made to the Deferral Account under this Section 5.2 (but shall reflect debits if the Participant’s Deferral Account is less than the total amount of the Participant’s Elective Deferrals).
          5.3 Investment Media
          The Administrative Committee, in its sole discretion, may periodically designate certain mutual funds or other investment media (having varying risk/return characteristics) from which the Participant may request that his or her Deferral Account should, for purposes of Section 5.2, be deemed invested. The Participant may request that he or she be permitted to alter his or her selection among any such funds, either for the Participant’s existing Deferral Account balance and/or future deferrals, in one percent increments (or in such other increments as the Administrative Committee may specify), once in each Plan Year quarter (or at other intervals selected by the Administrative Committee), to be effective as of the first day of the next Plan Year quarter (or at other times specified by the Administrative Committee). Subaccounts within each Deferral Account shall be deemed invested pro rata within the funds selected by the Participant. The Administrative Committee may elect either to invest deferred amounts as elected by the Participant, invest the deferred amounts in any other manner or not invest the deferred amounts. The actual investment of any Deferral Account shall not affect the obligation of the Company to provide a benefit as if the Deferral Account were actually invested as suggested by the Participant. The Administrative Committee shall establish such procedures and forms as are appropriate to implement the fund selection process of this Section 5.3.

Article 6
Payments
          6.1 Timing
          The Participant’s Deferral Account shall be paid or begin to be paid to the Participant, or to his or her Beneficiary in the event of his or her death, as soon as administratively feasible, but no later than 60 days, following the end of the Plan Year in which the Participant has a Separation from Service, becomes Disabled, or dies. In no event, however, will any payment be made to a Key Employee earlier than the six-month anniversary of the date of the Participant’s Separation from Service, unless the Participant dies prior to the end of the six-month period. The delay of a payment as a result of the Key Employee rule will not delay the payment of any future payment to which the Participant is entitled.
          6.2 Form for Payment
          The Participant shall elect in writing, as part of his or her initial deferral election under Section 4.1, the period over which the balance of his or her Deferral Account shall be paid by the Company to the Participant (or in the event of his or her death, to his or her Beneficiary) from among the following:
          (a) One lump sum,
          (b) Annual payments over a period of five years, or
          (c) Annual payments over a period of ten years;
provided, however, that the Administrative Committee shall distribute the entire nonforfeitable balance of the Deferral Account, as described in Section 7.3, in a single lump sum payment to the Participant or his or her Beneficiary if the balance of the Deferral Account is less than $10,000 at the time of the initial payment. The Participant is permitted to change his or her election one time, but a change of election shall not be effective unless the Participant remains employed with the Company or a Related Employer for at least 12 months after the change of election is filed with the Administrative Committee.
          In the event a Participant changes his or her payment election, the Participant’s Deferral Account will be paid or begin to be paid as soon as administratively feasible following the end of the fifth Plan Year following the Plan Year which includes the Participant’s Separation from Service.
          6.3 Payment Medium
          The payments made by the Company with respect to the Participant’s Deferral Account pursuant to Sections 6.1 and 6.2 above shall be made in cash (reduced by applicable tax withholdings) and annual payments made in accordance with Section 6.2(b) or (c) shall be in an amount equal to a percentage of his or her relevant subaccount balance on the relevant Payment

Date, determined by dividing the subaccount balance at the applicable Payment Date by the total remaining years of the payout term.

Example:	Assume the Participant elected a five-year payout. An amount equal to the subaccount balance would be paid out as indicated below.

Percentage of
Payment Date	Sub-Account Balance Paid
First Payment Date	20%
Second Payment Date	25%
Third Payment Date	33 1/3%
Fourth Payment Date	50%
Fifth Payment Date	100%
Article 7
Miscellaneous
          7.1 No Trust
          Nothing contained in this Plan and no action taken pursuant to the provisions hereof shall create or deem to create a trust of any kind, or a fiduciary relationship between the Company and the Participant, his or her Beneficiary or any other person. To the extent that any person acquires the right to receive benefits from the Company under this Plan, such right shall be no greater than the right of any other unsecured general creditor of the Company, and such person shall have no claim on, or any beneficial interest in, any assets of the Company. The Company may establish bookkeeping reserves or any funding media, including grantor trusts, to cover its obligation to make the payments contemplated under Article 6, but amounts designated in such bookkeeping reserves or contained in such funding media as are established shall remain solely those of the Company and shall be subject to the claims of the creditors of the Company until actually paid to the Participant or his or her Beneficiary. The provisions of this Plan do not operate as a guarantee that sufficient assets will exist for the Company to pay any Plan benefits.
          7.2 Funding Arrangements
          It is the Company’s intention that the amounts deferred under this Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. All such amounts shall continue for all purposes to be part of the general funds of the Company and the Plan shall constitute a mere promise by the Company to make benefit payments in the future. The Company may, but is not required to, deposit in an insurance contract(s) or a trust, amounts sufficient to pay benefits under the Plan. Any trust created by the Company and any assets held by the trust to assist the Company in meeting its obligations under the Plan will conform to the terms of the model trust as described in Revenue Procedure 92-64. Any amounts deposited in an insurance contract or trust will be subject to the Company’s general creditors in the event of the Company’s insolvency or under such other circumstances as may be specified by the insurance contract or trust agreement.

          7.3 Nonforfeitability
          The Participant’s rights to any payments under this Plan, shall at all times be nonforfeitable, except that in the event the Participant’s employment is terminated for Gross Misconduct, or the Participant engages in Competition with the Company subsequent to his or her termination of employment, the Participant shall forfeit any earnings credited to his or her Deferral Account and the Participant shall be entitled only to the lesser of the amount of Bonus and Base Salary he or she has deferred under the Plan and the balance of his Deferral Account on the Payment Date.
          7.4 Spendthrift Provision
          Benefits, payments, proceeds, claims, rights or interest of the Participant or his or her Beneficiary to or under this Plan shall not be subject in any manner to any claims, attachments or encumbrances due to the death, contracts, liabilities, engagements or torts of the Participant or his or her Beneficiary, directly or indirectly, or be subject to any claim of any creditor of the Participant or his or her Beneficiary, through legal process or otherwise; nor shall the Participant or his or her Beneficiary be able or permitted in any manner to transfer, encumber, pledge, anticipate, alienate, sell, or assign any such benefits, payments, proceeds, claims, rights or interest, contingent or otherwise.
          7.5 Successors, Etc
          This Plan shall be binding upon and benefit the Company and its successors, and the Participant and his or her Beneficiary, their heirs and personal representatives, all in accordance and subject to the terms of this Plan.
          7.6 Severabilitv
          Each provision of this Plan shall be independent of and separable from every other provision of this Plan and should any provision of this Plan be deemed or be declared to be contrary to or unenforceable under any law, whether constitutional, statutory or otherwise, all of the remaining provisions of this Plan shall remain in full force and effect.
          7.7 Governing Law
          This Plan shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, under the laws of the State of Michigan, except to the extent superseded by federal law.
          7.8 No Employment Rights
          The Participant’s relationship with the Company is that of an employee at will and the Company may terminate his or her employment with the Company at any time, with or without cause, except as may otherwise be set forth in a separate written agreement with the Participant. Nothing contained in this Plan shall be construed as conferring upon the Participant the right to continue in the employ of the Company as an executive or in any other capacity. For purposes of this Section 7.8, the term “Company” includes any subsidiary or affiliate of the Company that employs the Participant.
          7.9 Number Construction
          In all cases where they would so apply, words used in the singular shall be construed to include the plural.
          7.10 Amendment and Termination of Plan
          The Company may amend or terminate this Plan at any time with respect to amounts not yet credited to the Participant’s Deferral Account; provided however, no such termination shall affect the Participant’s interest in amounts previously deferred. In the event the Plan is terminated, the Company may, in its sole discretion, immediately distribute the balance of the Participants’ Deferral Accounts regardless of the Deferral Periods elected pursuant to Section 6.1, provided the payment is permitted under Code Section 409A and is made in compliance with the final regulations under Code Section 409A.
          7.11 Extension of Coverage
          The Compensation Committee of the Board of Directors may, in its discretion, authorize extension of Plan coverage to eligible Employees of entities related to the Company.
          7.12 Interpretation and Implementation
          The Administrative Committee shall have exclusive and final authority and sole and absolute discretion with respect to:
          (a) The interpretation and implementation of the terms and provisions of this Plan;
          (b) Exercising any of its powers or duties under this Plan; and
          (c) The adoption or amendment of such procedures or practices as it deems necessary, helpful or appropriate, for purposes of administering this Plan.
          7.13 Administrative Committee
          The Administrative Committee may delegate any of its powers, authorities or responsibilities under the Plan to any other person or committee so designated by it in writing. The Administrative Committee may employ the agents or advisors it deems appropriate to fulfill its duties under the Plan. No member of the Administrative Committee shall be personally liable to any person for any action taken or omitted in connection with performing its duties under the Plan, unless due to that member’s own willful misconduct, gross negligence, or lack of good faith. Members of the Administrative Committee shall not participate in any action with respect to benefits they may receive as Participants in the Plan.

          7.14 Claims and Appeals
          In the event a Participant or Beneficiary believes he or she is entitled to a payment from the Company which has not been made, he or she may submit a claim for benefits to the Administrative Committee. Any denial of the claim shall be made by the Administrative Committee in writing and shall specify the Plan provisions upon which the denial is based and any additional information or documentation which the Participant would need to submit to perfect his or her claim. The Participant may appeal in writing to the Administrative Committee any denial of his or her claim within 90 days following the denial, and shall include any additional information or documentation helpful to support his or her claim. The Administrative Committee’s decision shall be made in writing within 90 days of receipt of the appeal and shall be final and binding on the Participant and the Company.
          7.15 Other Benefits
          Any other benefits which are based on the Participant’s compensation level (e.g.. disability, life, or pension benefits) shall be construed to be based on the Participant’s compensation before reduction under this Plan, except to the extent such construction would conflict with the terms of that benefit plan. If a conflict exists, the Company shall use its best efforts to revise the other plan to the extent permitted by law.
Signature
          The Company has signed the amended and restated Steelcase Inc. Deferred Compensation Plan this 3 day of October, 2008.

STEELCASE INC.

By:	/s/ Nancy W. Hickey

Nancy W. Hickey
	Its:	Senior Vice President Chief Administrative Officer